Filed pursuant to Rule 433

Dated May 5, 2015

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
May 5, 2015 and the

Prospectus dated April 27, 2015
Registration No. 333-203677

AbbVie Inc.

Pricing Term Sheet

$3,000,000,000 1.800% Senior Notes due 2018

$3,750,000,000 2.500% Senior Notes due 2020

$1,000,000,000 3.200% Senior Notes due 2022

$3,750,000,000 3.600% Senior Notes due 2025

$2,500,000,000 4.500% Senior Notes due 2035

$2,700,000,000 4.700% Senior Notes due 2045

Terms Applicable to the Notes

Issuer:	AbbVie, Inc.
Trade Date:	May 5, 2015
Settlement Date:	May 14, 2015 (T+7)
Form of Offering:	SEC Registered (Registration No. 333-203677)
Joint Book-Running Managers:

Morgan Stanley & Co. LLC (All Notes)

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated   (All Notes)

Barclays Capital Inc.  (All Notes)

Deutsche Bank Securities Inc.  (All Notes)

Mitsubishi UFJ Securities (USA), Inc. (2018, 2025, 2035, 2045 Notes)

BNP Paribas Securities Corp. (2020, 2022, 2025, 2035 Notes)

Credit Suisse Securities (USA) LLC (2022 Notes)

HSBC Securities (USA) Inc. (2018, 2020, 2022, 2045 Notes)

Mizuho Securities USA Inc. (2018 Notes)

SG Americas Securities, LLC (2020, 2025, 2035, 2045 Notes)

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc. (2020, 2022 Notes)

BNP Paribas Securities Corp. (2018, 2045 Notes)

Credit Suisse Securities (USA) LLC (2018, 2020, 2025, 2035, 2045 Notes)

HSBC Securities (USA) Inc. (2025, 2035 Notes)

Mizuho Securities USA Inc. (2020, 2022, 2025, 2035, 2045 Notes)

SG Americas Securities, LLC (2018, 2022 Notes)

DNB Markets, Inc.

Lloyds Securities Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Terms applicable to 1.800% Senior Notes due 2018

Aggregate Principal Amount:	$3,000,000,000
Final Maturity Date:	May 14, 2018
Public Offering Price:	99.898%, plus accrued and unpaid interest, if any, from May 14, 2015
Benchmark Treasury:	0.750% due April 15, 2018

Benchmark Treasury Price and Yield:	99-10 1/4 / 0.985%
Spread to Benchmark Treasury:	T+85 bps
Coupon:	1.800%
Yield to Maturity:	1.835%
Interest Payment Dates:	May 14 and November 14, commencing November 14, 2015
Day Count Convention:	30 / 360
Make Whole Call:	Make-whole call at T+15 bps
Special Mandatory Redemption:

If the consummation of the Pharmacyclics acquisition does not occur on or before  February 3, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Pharmacyclics acquisition, the Issuer will be required to redeem the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date

CUSIP / ISIN:	00287Y AN9 / US00287YAN94

Terms applicable to 2.500% Senior Notes due 2020

Aggregate Principal Amount:	$3,750,000,000
Final Maturity Date:	May 14, 2020
Public Offering Price:	99.590%, plus accrued and unpaid interest, if any, from May 14, 2015
Benchmark Treasury:	1.375% due April 30, 2020
Benchmark Treasury Price and Yield:	99-07 / 1.538%
Spread to Benchmark Treasury:	T+105 bps
Coupon:	2.500%
Yield to Maturity:	2.588%
Interest Payment Dates:	May 14 and November 14, commencing November 14, 2015
Day Count Convention:	30 / 360
Make Whole Call:	Make-whole call at T+20 bps
Par Call:	On or after April 14, 2020
Special Mandatory Redemption:

If the consummation of the Pharmacyclics acquisition does not occur on or before  February 3, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Pharmacyclics acquisition, the Issuer will be required to redeem the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date

CUSIP / ISIN:	00287Y AT6 / US00287YAT64

Terms applicable to 3.200% Senior Notes due 2022

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	November 6, 2022
Public Offering Price:	99.803%, plus accrued and unpaid interest, if any, from May 14, 2015
Benchmark Treasury:	1.750% due April 30, 2022
Benchmark Treasury Price and Yield:	98-26+ / 1.930%
Spread to Benchmark Treasury:	T+130 bps
Coupon:	3.200%
Yield to Maturity:	3.230%
Interest Payment Dates:	May 6 and November 6, commencing November 6, 2015

2

Day Count Convention:	30 / 360
Make Whole Call:	Make-whole call at T+20 bps
Par Call:	On or after September 6, 2022
Special Mandatory Redemption:

If the consummation of the Pharmacyclics acquisition does not occur on or before  February 3, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Pharmacyclics acquisition, the Issuer will be required to redeem the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date

CUSIP / ISIN:	00287Y AP4 / US00287YAP43

Terms applicable to 3.600% Senior Notes due 2025

Aggregate Principal Amount:	$3,750,000,000
Final Maturity Date:	May 14, 2025
Public Offering Price:	99.825%, plus accrued and unpaid interest, if any, from May 14, 2015
Benchmark Treasury:	2.000% due February 15, 2022
Benchmark Treasury Price and Yield:	98-16 / 2.171%
Spread to Benchmark Treasury:	T+145 bps
Coupon:	3.600%
Yield to Maturity:	3.621%
Interest Payment Dates:	May 14 and November 14, commencing November 14, 2015
Day Count Convention:	30 / 360
Make Whole Call:	Make-whole call at T+25 bps
Par Call:	On or after February 14, 2025
Special Mandatory Redemption:

If the consummation of the Pharmacyclics acquisition does not occur on or before  February 3, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Pharmacyclics acquisition, the Issuer will be required to redeem the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date

CUSIP / ISIN:	00287Y AQ2 / US00287YAQ26

Terms applicable to 4.500% Senior Notes due 2035

Aggregate Principal Amount:	$2,500,000,000
Final Maturity Date:	May 14, 2035
Public Offering Price:	99.309%, plus accrued and unpaid interest, if any, from May 14, 2015
Benchmark Treasury:	3.000% due November 15, 2044
Benchmark Treasury Price and Yield:	101-29 / 2.903%
Spread to Benchmark Treasury:	T+165 bps
Coupon:	4.500%
Yield to Maturity:	4.553%
Interest Payment Dates:	May 14 and November 14, commencing November 14, 2015

3

Day Count Convention:	30 / 360
Make Whole Call:	Make-whole call at T+25 bps
Par Call:	On or after November 14, 2034
Special Mandatory Redemption:

If the consummation of the Pharmacyclics acquisition does not occur on or before  February 3, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Pharmacyclics acquisition, the Issuer will be required to redeem the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date

CUSIP / ISIN:	00287Y AR0 / US00287YAR09

Terms applicable to 4.70% Senior Notes due 2045

Aggregate Principal Amount:	$2,700,000,000
Final Maturity Date:	May 14, 2045
Public Offering Price:	99.952%, plus accrued and unpaid interest, if any, from May 14, 2015
Benchmark Treasury:	3.000% due November 15, 2044
Benchmark Treasury Price and Yield:	101-29 / 2.903
Spread to Benchmark Treasury:	T+180 bps
Coupon:	4.700%
Yield to Maturity:	4.703%
Interest Payment Dates:	May 14 and November 14, commencing November 14, 2015
Day Count Convention:	30 / 360
Make Whole Call:	Make-whole call at T+30 bps
Par Call:	On or after November 14, 2044
Special Mandatory Redemption:

If the consummation of the Pharmacyclics acquisition does not occur on or before  February 3, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Pharmacyclics acquisition, the Issuer will be required to redeem the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date

CUSIP / ISIN:	00287Y AS8 / US00287YAS81

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Morgan Stanley & Co. LLC toll-free at (866) 718-1649; Barclays Capital Inc. toll-free at (888) 603-5847; Deutsche Bank Securities Inc. toll-free at (800) 503-4611 or Merrill Lynch Fenner & Smith Incorporated toll-free at (800) 294-1322.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated May 5, 2015, to the Issuer’s prospectus, dated April 27, 2015.

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